CHAPMAN AND CUTLER LLP

                              MEMORANDUM

      Temporary Defensive Policy:

      During the period in which the net proceeds of the offering of Common Shares are being invested, the issuance of Preferred Shares, if any, commercial paper or notes and/or borrowings are being invested, or during periods in which First Trust Advisors L.P. (the "Advisor") or Vahalla Capital Partners (the "Sub-Advisor") determines that it is temporarily unable to follow the Fund's investment strategy or that it is impractical to do so, the Fund may deviate from its investment strategy and invest all or any portion of its Managed Assets in cash and Defensive Instruments (as such term is defined below) and/or may use such cash and proceeds from the sale of Defensive Instruments or other assets to pay down any leverage of the Fund. The Advisor's or the Sub-Advisor's determination that it is temporarily unable to follow the Fund's investment strategy or that it is impracticable to do so will generally occur only in situations in which a market disruption event has occurred and where trading in the securities selected through application of the Fund's investment strategy is extremely limited or absent. In such a case, the Fund may not pursue or achieve its investment objectives.

      Defensive Instruments are defined to include:

A.	Cash Equivalents -

	(1)	U.S. Government securities, including bills,
notes and bonds differing as to maturity and rates of
interest that are either issued or guaranteed by the
U.S. Treasury or by U.S. Government agencies or instrumentalities. U.S. Government agency securities include securities issued by: (a) the Federal Housing Administration, Farmers Home Administration,
Export-Import Bank of the United States, Small Business Administration, and the Government National Mortgage Association, whose securities are supported by the full faith and credit of the United States; (b) the Federal
Home Loan Banks, Federal Intermediate Credit Banks, and
the Tennessee Valley Authority, whose securities are
supported by the right of the agency to borrow from the
U.S. Treasury; (c) the Federal National Mortgage
Association, whose securities are supported by the discretionary authority of the U.S. Government to purchase certain obligations of the agency or
instrumentality; and (d) the Student Loan Marketing Association, whose securities are supported only by its credit. While the U.S. Government provides financial support to such U.S. Government-sponsored agencies or instrumentalities, no assurance can be given that it always will do so since it is not so obligated by law.
The U.S. government, its agencies and instrumentalities
do not guarantee the market value of their securities. Consequently, the value of such securities may fluctuate.
	(2)	Certificates of deposit issued against funds
deposited in a bank or a savings and loan association.
Such certificates are for a definite period of time,
earn a specified rate of return, and are normally
negotiable.  The issuer of a certificate of deposit
agrees to pay the amount deposited plus interest to the
bearer of the certificate on the date specified
thereon. Under current FDIC regulations, the maximum insurance payable as to any one certificate of deposit is $100,000; therefore, certificates of deposit
purchased by the Fund may not be fully insured.
	(3)	Repurchase agreements, which involve purchases
of debt securities.  At the time the Fund purchases
securities pursuant to a repurchase agreement, it simultaneously agrees to resell and redeliver such securities to the seller, who also simultaneously
agrees to buy back the securities at a fixed price and
time.  This assures a predetermined yield for the Fund
during its holding period, since the resale price is
always greater than the purchase price and reflects an agreed-upon market rate. Such actions afford an opportunity for the Fund to invest temporarily
available cash. Pursuant to the Fund's policies and procedures, the Fund may enter into repurchase agreements only with respect to obligations of the
U.S. Government, its agencies or instrumentalities; certificates of deposit; or bankers' acceptances in which the Fund may invest.  Repurchase agreements may
be considered loans to the seller, collateralized by
the underlying securities.  The risk to the Fund is
limited to the ability of the seller to pay the
agreed-upon sum on the repurchase date; in the event of default, the repurchase agreement provides that the
Fund is entitled to sell the underlying collateral.  If
the seller defaults under a repurchase agreement when
the value of the underlying collateral is less than the repurchase price, the Fund could incur a loss of both principal and interest. The Sub-Adviser monitors the value of the collateral at the time the action is
entered into and at all times during the term of the repurchase agreement. The Sub-Adviser does so in an effort to determine that the value of the collateral
always equals or exceeds the agreed-upon repurchase
price to be paid to the Fund. If the seller were to be subject to a federal bankruptcy proceeding, the ability of the Fund to liquidate the collateral could be
delayed or impaired because of certain provisions of
the bankruptcy laws.
	(4)	Commercial paper, which consists of short-term
unsecured promissory notes, including variable rate
master demand notes issued by corporations to finance
their current operations.  Master demand notes are
direct lending arrangements between the Fund and a corporation. There is no secondary market for such notes.  However, they are redeemable by the Fund at any
time.  The Sub-Adviser will consider the financial
condition of the corporation (e.g., earning power, cash
flow, and other liquidity measures) and will
continuously monitor the corporation's ability to meet
all its financial obligations, because the Fund's
liquidity might be impaired if the corporation were
unable to pay principal and interest on demand.
Investments in commercial paper will be limited to
commercial paper rated in the highest categories by a nationally recognized statistical rating organization and which mature within one year of the date of
purchase or carry a variable or floating rate of
interest.
	(5)	Bankers' acceptances, which are short-term
credit instruments used to finance commercial
transactions.  Generally, an acceptance is a time draft
drawn on a bank by an exporter or an importer to obtain
a stated amount of funds to pay for specific
merchandise.  The draft is then "accepted" by a bank
that, in effect, unconditionally guarantees to pay the
face value of the instrument on its maturity date. The acceptance may then be held by the accepting bank as an asset or it may be sold in the secondary market at the
going rate of interest for a specific maturity.
	(6)	Bank time deposits, which are monies kept on
deposit with banks or savings and loan associations for
a stated period of time at a fixed rate of interest.
There may be penalties for the early withdrawal of such
time deposits, in which case the yields of these
investments will be reduced.
	(7)	Shares of money market funds purchased in
accordance with the provisions of the 1940 Act.

B.	      Manufactured Home Loan-Backed Securities -
securities representing a direct or indirect participation in, or are secured by and payable from, pools of loans used to purchase manufactured housing and the security interest therein.*

C.	  Securities guaranteed by the U.S. Government or its
agencies or instrumentalities that are not included as cash equivalents above or as RMBS.*

D.	    Asset-backed securities representing direct or
indirect participations in, or are secured by and payable from pools of leases of aircrafts and/or loans to purchase aircrafts.*

E.	     Asset-backed securities representing direct or
indirect participations in, or are secured by and payable from, loans or other obligations of franchises.*

F.    Corporate bonds - debt obligations issued by corporations. *

G.	     Any other securities rated a AA category or better
by at least one nationally recognized statistical rating organization ("NRSRO").* If the rating on a security is subsequently downgraded, the Advisor and/or
Sub-Advisor will determine whether to retain the security as a Defensive Instrument, retain the security but not as a Defensive Instrument or dispose of the security.

  * To be eligible as a Defensive Instrument, the Sub-
Advisor must determine in each case at the time of purchase that the security to be purchased is less risky than RMBS currently available in the marketplace that would be consistent with the Fund's investment strategy.